UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/17/2008

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

MainStreet BankShares, Inc., ("MainStreet"), held it 2008 Annual Meeting of Shareholders on April 17, 2008 at The Franklin Center, Rocky Mount, Virginia. At the meeting, President and Chief Executive Officer, Larry A. Heaton, reported first quarter earnings, that had also been filed that day on Form 10-QSB with the Securities and Exchange Commission. Mr. Heaton reported that MainStreet experienced net income of $516,225 or $.30 per basic share compared to net income of $575,869 or $.33 per basic share for the same period in 2007. MainStreet had total assets of $216.6 million at March 31, 2008, an increase of $10.8 million, or 5.25% over total assets at December 31, 2007. Net loans improved to $173.9 million at the end of the first quarter in 2008, an increase of approximately 2% over year-end 2007. Deposits ended the quarter at $179.8 million, a 2.3% increase over year-end 2007 deposits.

Item 8.01.    Other Events

The shareholders elected two Class A directors at the 2008 Annual Meeting of Shareholders, on April 17, 2008 at The Franklin Center, Rocky Mount, Virginia, to serve until the 2011 Annual Meeting of Shareholders, or the in the case of each director, until his or her successor is duly elected and qualifies. The directors elected were Larry A. Heaton and Michael A. Turner. Also, continuing as directors were Joseph F. Clark, C. Laine Dalton, Joel R. Shepherd (Chairman), William L. Cooper, III, John M. Deekens, and Danny M. Perdue.

Also, effective April 17, 2008 was the retirement of Morton W. Lester as a director for MainStreet due to the age requirement. Mr. Lester was honored at the Annual Meeting. He was an organizing director of MainStreet.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

See index to exhibits.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: April 21, 2008	By:	/s/ LARRY A. HEATON
LARRY A. HEATON
PRESIDENT AND CHIEF EXECUTIVE OFFICER

MAINSTREET BANKSHARES INC.

Date: April 21, 2008	By:	/s/ BRENDA H. SMITH
BRENDA H. SMITH
EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/CORPORATE SECRETARY

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release on Annual Shareholders' Meeting and first quarter 2008 earnings.